PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                 EXHIBIT 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)

                                                Sept. 30,          December 31,
                                                   1994                1993
                                                   ----                ----
                                               (unaudited)

Short-term debt                                $    75,853             82,718
Current portion of long-term debt                   19,113             17,210
Long-term debt                                     592,544            547,285
                                               -----------          ---------
   Total debt                                      687,510            647,213
Minority interest in subsidiaries                   65,208             62,217
Common shareholders' equity                      2,155,194          2,022,099
                                               -----------          ---------
   Total capitalization                        $ 2,907,912          2,731,529
                                               ===========          =========

Ratio of total debt to total
 capitalization                                      23.6%              23.7%
                                               ===========          =========